Exhibit 1.2

Execution Version

Pricing Agreement

October 7, 2020

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

United States of America

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

United States of America

as representatives of the several Underwriters named in Schedule I hereto

Ladies and Gentlemen:

Smith & Nephew plc (the “Company”) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement dated October 7, 2020, a copy of which is attached hereto as Annex A (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Notes”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Basic Prospectus, Pricing Disclosure Package or the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Basic Prospectus (as defined therein) as amended or supplemented as of the date of the Underwriting Agreement and also a representation and warranty as of the date of this Pricing Agreement in relation to the Basic Prospectus, Pricing Disclosure Package or the Prospectus, as amended or supplemented, relating to the Notes which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Notes pursuant to Section 14 of the Underwriting Agreement and the address of the Representatives referred to in such Section 14 are set forth at the end of Schedule II hereto. Schedule III sets forth each Issuer Free Writing Prospectus that is part of the Pricing Disclosure Package and any additional documents incorporated by reference that were filed with the Commission subsequent to the Commission's close of business on the business day immediately prior to the date of the execution of this Pricing Agreement. Schedule IV sets forth all documents that the Company and the Representatives agree are to be included in the Pricing Disclosure Package. The final term sheet prepared in accordance with Section 5(a) of the Underwriting Agreement are attached hereto as Schedule V.

The “Applicable Time” means 2.43 p.m. New York time on the date hereof.

1

An amendment of the Registration Statement, or a supplement to the Basic Prospectus, as the case may be, relating to the Notes, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, e-mail or facsimile transmission to you as the Representatives in care of: BofA Securities, Inc., One Bryant Park, New York, New York 10036, United States of America, Attention: High Grade Debt Capital Markets Transaction Management / Legal, Tel: +1 800 294 1322, Fax: +1 (212) 901 7881 and J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, United States of America, Attention: Investment Grade Syndicate Desk, Tel: +1 (212) 834 4533, Fax: +1 (212) 834 6081; and if to the Company shall be delivered or sent by mail, e-mail or facsimile transmission to its address set forth in the Registration Statement, Attention: Company Secretary, or such other address as the Company shall notify in writing to the Representatives at their respective foregoing addresses; provided, however, that any notice to an Underwriter of Notes pursuant to Section 9(c) of the Underwriting Agreement shall be delivered or sent by mail, e-mail or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ questionnaire, or e-mail constituting such questionnaire, which address will be supplied to the Company by the Representatives upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof. The exchange of copies of this Agreement and of the signature pages hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) shall constitute effective execution and delivery of this Agreement for all purposes.

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Very truly yours,

SMITH & NEPHEW PLC

By:	/s/ Susan M. Swabey
	Title:	Company Secretary
	Name:	Susan Margaret Swabey

[Signature page to the Pricing Agreement]

Accepted as of the date hereof:

BOFA SECURITIES, INC.

By:	/s/ Andrew R. Karp
	Name:	Andrew Karp
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi
	Name:	Robert Bottamedi
	Title:	Executive Director

For themselves and as Representatives of the several Underwriters.

[Signature page to the Pricing Agreement]

Schedule I

Principal Amount of Notes to be Purchased
BofA Securities, Inc.	$225,000,000
J.P. Morgan Securities LLC	$225,000,000
SMBC Nikko Securities America, Inc.	$150,000,000
Mizuho Securities USA LLC	$100,000,000
Bank of China Limited, London Branch	$75,000,000
HSBC Securities (USA) Inc.	$75,000,000
SG Americas Securities, LLC	$75,000,000
Wells Fargo Securities, LLC	$75,000,000

Total:	$1,000,000,000

Schedule I

Schedule II

Title of Notes:

2.032% Notes due 2030

Aggregate Principal Amount:

$1,000,000,000 principal amount of the Notes

Price to Public:

100.000% of the principal amount of the Notes, plus accrued interest, if any, from October 14, 2020

Purchase Price by Underwriters:

99.550% of the principal amount of the Notes

Specified funds for payment of purchase price:

New York Clearing House funds

Indenture:

Indenture to be dated on or around October 14, 2020 between the Company and The Bank of New York Mellon, London Branch

Maturity:

October 14, 2030

Interest Rate:

2.032% per annum

Interest Payment Dates:

Interest on the Notes will be paid semi-annually in arrears on April 14 and October 14 of each year, commencing April 14, 2021, to (and including) maturity

Redemption Provisions:

The Notes may be redeemed at any time at the Company’s option, in whole or in part, at the redemption prices described in the Prospectus Supplement and the Issuer Free Writing Prospectus

Make Whole

At any time prior to July 14, 2030 at a discount rate of Treasury rate plus 20 bps

Par Call

Schedule II-1

On or after July 14, 2030, 100%

Tax Redemption

100%

Repurchase upon Change of Control Repurchase Event:

101%

Sinking Fund Provisions:

No sinking fund provisions

Defeasance provisions:

The defeasance and covenant defeasance provisions of the Indenture apply to the Notes

Time of Delivery:

October 14, 2020

Closing Location for Delivery of Securities:

The offices of Davis Polk & Wardwell London LLP, 5 Aldermanbury Square, London EC2V 7HR United Kingdom

Names and addresses of Representatives:

Designated Representatives:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Address for Notices:

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

United States of America

Facsimile: +1 (212) 901 7881

Attention: High Grade Debt Capital Markets Transaction Management / Legal

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

United States of America

Facsimile: +1 (212) 834 6081

Attention: Investment Grade Syndicate Desk

Schedule II-2

Schedule III

(a)	Issuer Free Writing Prospectus, if any: None

(b)	Additional Documents Incorporated by Reference, if any: None

Schedule III

Schedule IV

Pricing Disclosure Package:

Basic Prospectus

Preliminary Prospectus

Issuer Free Writing Prospectus dated October 7, 2020 containing the final terms of the Notes

Schedule IV

Schedule V

Final Term Sheet

Schedule V

Free Writing Prospectus dated October 7, 2020 (to Prospectus dated October 2, 2020 and Preliminary Prospectus Supplement dated October 7, 2020)	Filed pursuant to Rule 433 Registration Statement No. 333-249255

$1,000,000,000 2.032% Notes due 2030 (the “Notes”)

Final Term Sheet

October 7, 2020

Issuer:	Smith & Nephew plc (the “Issuer”)

Security Description:	Senior Notes

Trade Date:	October 7, 2020

Settlement Date*:	October 14, 2020 (T+4)

Maturity Date:	October 14, 2030

Aggregate Principal Amount:	$1,000,000,000 (the “Aggregate Principal Amount”)

Price to Public:	100.000% of the Aggregate Principal Amount

Coupon:	2.032%

Interest Payment Dates:	April 14 and October 14, commencing April 14, 2021

Benchmark Treasury:	0.625% due August 15, 2030

Benchmark Treasury Price and Yield:	98-16+, 0.782%

Spread to Benchmark Treasury:	125 basis points

Yield to Maturity:	2.032%

Make Whole Call:	At any time prior to July 14, 2030 at a discount rate of Treasury rate plus 20 bps

Par Call:	On or after July 14, 2030, 100%

Tax Redemption:	100%

Change of Control Repurchase Event:	Put at 101%

Gross Proceeds to Issuer:	$1,000,000,000

Underwriting Discount:	0.450% of the Aggregate Principal Amount

Net Proceeds to Issuer (before expenses):	$995,500,000

Day Count Fraction:	30/360 (following, unadjusted)

Business Days:	New York and London

Governing Law:	New York

Listing:	Application will be made for the Notes to be listed on the New York Stock Exchange.

CUSIP:	83192P AA6

ISIN:	US83192PAA66

Denominations/Multiple:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ratings**:	Baa2 (Moody’s)

BBB+ (S&P)

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC

Bookrunners:	Bank of China Limited, London Branch

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

**A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including the Prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read the Preliminary Prospectus Supplement and the Prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Prospectus and Preliminary Prospectus Supplement from BofA Securities, Inc. by calling toll free +1-800-294-1322 or J.P. Morgan Securities LLC by calling collect +1-212-834-4533.

If this document has been distributed by electronic transmission, such as e-mail, then such transmission cannot be guaranteed to be secure or error-free as information could be intercepted, corrupted, lost, destroyed, arrive late or incomplete, or contain viruses. The sender therefore does not accept liability for any errors or omissions in the contents of this document, which may arise as a result of electronic transmission.

MiFID II product governance / Professional investors and ECPs only target market: Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU, as amended (“MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Schedule VI

(a)	Issuer Free Writing Prospectus not contained in Pricing Disclosure Package: Electronic road show

Schedule VI

ANNEX A

UNDERWRITING AGREEMENT